EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Onfolio Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	2,600,000	(2)	$0.54	(3)	$1,404,000	0.00014760	$207.23
Total Offering Amounts							$1,404,000		$207.23
Total Fee Offsets									—
Net Fee Due									$207.23

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable under the registrant’s 2020 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the outstanding shares of common stock of the registrant.

(2)	Represents shares to be registered which may be issued pursuant to the registrant’s 2020 Equity Incentive Plan.

(3)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $0.54 was computed by averaging the high and low prices of a share of the registrant’s common stock as reported on the Nasdaq Capital Market on January 19, 2024.